Exhibit 99.1

26 Pearl Street  Norwalk, CT  06850

FOR IMMEDIATE RELEASE

For Further Information

Contact: Angela D. Toppi

Executive Vice President & CFO

203.642.5903

TRANS-LUX REPORTS YEAR-END, FOURTH QUARTER RESULTS

NORWALK, CT, April 16, 2012– Trans-Lux Corporation (OTCQB: TNLX), a leading supplier of LED technology for high resolution video displays and lighting applications, today reported financial results for the fourth quarter and year ended December 31, 2011.  Trans-Lux President and Chief Executive Officer J.M. Allain made the announcement.

Comprehensive Restructuring Plan

On November 14, 2011, the Company announced the successful resolution of our restructuring plan.  As part of the Company’s restructuring plan, the Company raised $8.3 million of equity capital (the “Offering”) consisting of (i) 416,500 shares of the Company’s Series A Convertible Preferred Stock, par value $1.00 per share (the “Preferred Stock”) having a stated value of $20.00 per share and convertible into fifty (50) shares of the Company’s Common Stock, par value $1.00 per share (or up to 20,825,000 shares of Common Stock), and (ii) 4,165,000 one-year warrants (the “A Warrants”).  The Preferred Stock will automatically convert into Common Stock once the shareholders approve an increase to the number of shares of authorized Common Stock at the Company’s next annual meeting and the Company files an amendment to its certificate of incorporation so that there is an adequate amount of shares available for issuance.  These securities were issued at a purchase price of $20,000 per unit (the “Unit”).  Each Unit consists of 1,000 shares of Preferred Stock (convertible into 50,000 shares of Common Stock) and 10,000 A Warrants.  Each A Warrant entitles the holder to purchase (a) one share of the Company’s Common Stock and (b) a three-year warrant (the “B Warrants”), at an exercise price of $1.00 per share (subject to adjustment to $0.20 per share).  Each B Warrant entitles the holder to purchase one share of the Company’s Common Stock at an exercise price of $1.00 per share (subject to adjustment to $0.50 per share).  The restructuring plan included offers to the holders of the 8¼% Limited convertible senior subordinated notes due 2012 (the “Notes”) to receive $225, without accrued interest, plus 250 shares of the Company’s Common Stock for each $1,000 Note tendered and to the holders of the 9½% Subordinated debentures due 2012 (the “Debentures”) to receive $100, without accrued interest, for each $1,000 Debenture tendered.  $9.0 million principal amount of the Notes and $0.7 million principal amount of the Debentures were tendered.  The Preferred Stock, as well as the Common Stock offered in exchange for the Notes, will not and have not been registered under the Securities Exchange Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The Debentures are subordinate to the claims of the holders of the Notes and the Company’s senior lender under the Credit Agreement, among other senior claims.

The net proceeds of the Offering were used to fund the restructuring of the Company’s outstanding debt, which included: (1) a cash settlement to holders of the Notes in the amount of $2.0 million; (2) a cash settlement to holders of the Debentures in the amount of $0.1 million; (3) payment of the Company’s outstanding term loan with the senior lender in the amount of $0.3 million and (4) payment of $1.0 million on the Company’s outstanding revolving loan with the senior lender under the Credit Agreement.  The net proceeds of the Offering remaining after payment to holders of the Notes, the Debentures and the senior lender were used to pay the remaining $3.0 million outstanding under the revolving loan with the senior lender and for working capital and other general corporate purposes.

Year Ended December 31, 2011

Revenues for 2011 totaled $23.8 million, down from $24.3 million for the year ended 2010.  Net loss from continuing operations for the year-end 2011 was $1.2 million (loss of $0.44 per share), compared with a loss of $7.1 million (loss of $2.91 per share) in 2010.  This year’s loss includes an $8.8 million gain on debt extinguishment, a $3.7 million charge for a warrant valuation adjustment and a $0.2 million additional restructuring charge.  The prior year’s loss included a $1.1 million restructuring charge and a $0.5 million charge to write-off engineering software.  The Company had cash flow from continuing operations, as defined by EBITDA, of $4.8 million for the year ended December 31, 2011, compared with a negative $223,000 for the year ended 2010.

In addition, the Company’s independent registered public accounting firm rendered an unqualified opinion on the consolidated financial statements.

“We continue to focus on executing our new business plan and initiatives aimed at accelerating our long-term sales and marketing objectives in the LED digital video and lighting markets. With our restructuring efforts in full motion, significant improvement in our cash flow position for year end 2011 versus 2010, and substantial new business development opportunities ahead of us in the first quarter of 2012, Trans-Lux continues to fortify its reputation as a leading manufacturer of innovative LED technology system solutions,” said Mr. Allain.

Fourth Quarter 2011

Fourth quarter revenues were $6.7 million in 2011, up from $5.6 million in 2010.  Trans-Lux reported net income from continuing operations of $4.0 million (income of $1.12 per share) during the fourth quarter of 2011, compared with a net loss of $1.8 million (loss of $0.75 per share) during the same period the prior year.  This year’s fourth quarter results include an $8.8 million gain on debt extinguishment offset by a $3.7 million charge for a warrant valuation adjustment relating to the restructuring plan.  The Company had cash flow from continuing operations, as defined by EBITDA, of $5.4 million for the fourth quarter of 2011, compared with a negative $182,000 during the fourth quarter of 2010.

About Trans-Lux
Trans-Lux Corporation is a leading designer and manufacturer of digital video display and LED lighting solutions for the financial, sports and entertainment, education, commercial, gaming and leasing markets.  With a comprehensive offering of LED Large Screen Systems, LCD Flat Panel Displays, Data Walls and our Fair-Play Scoreboards, Trans-Lux delivers comprehensive digital video solutions for any size venue’s indoor and outdoor display needs. For more information, please visit www.Trans-Lux.com.

(Table of Operations attached)

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances.  These forward-looking statements will be estimates and may or may not be realized by the Company.  The Company undertakes no duty to update such forward-looking statements.  Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

TRANS-LUX CORPORATION
RESULTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31		DECEMBER 31
(In thousands, except per share data)	2011	2010	2011	2010

Revenues	$ 6,725	$ 5,569	$23,849	$24,307

Income (loss) from continuing operations	$ 4,033	$(1,843)	$(1,194)	$(7,098)
Income (loss) from discontinued operations	-	62	(224)	62
Net income (loss)	$ 4,033	$(1,781)	$(1,418)	$(7,036)

Calculation of EBITDA:
Net income (loss) from continuing operations	$ 4,033	$(1,843)	$(1,194)	$(7,098)
Interest expense, net	242	428	1,382	1,591
Income tax benefit	(29)	(61)	(8)	(19)
Depreciation and amortization	1,123	1,294	4,615	5,303
EBITDA from continuing operations (1)	5,369	(182)	4,795	(223)
Effect of discontinued operations	-	62	(224)	62
Total EBITDA (1)	$ 5,369	$ (120)	$ 4,571	$ (161)

Income (loss) per share - basic and diluted:
Continuing operations	$ 1.12	$ (0.75)	$ (0.44)	$ (2.91)
Discontinued operations	-	0.02	(0.08)	0.02
Total income (loss) per share	$ 1.12	$ (0.73)	$ (0.52)	$ (2.89)

Average common shares outstanding - basic and diluted	3,614	2,443	2,738	2,437

(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However,
EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States of America or as a measure of a company's profitability or liquidity. The
Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.